Exhibit 99.1

Contact:	Robert M. Gorman - (804) 523-7828
Executive Vice President / Chief Financial Officer

UNION FIRST MARKET BANKSHARES REPORTS FIRST QUARTER RESULTS

Richmond, Va., April 22, 2014 - Union First Market Bankshares Corporation (the “Company” or “Union”) (NASDAQ: UBSH) today reported net income of $7.8 million and earnings per share of $0.17 for its first quarter ended March 31, 2014. Excluding after-tax acquisition-related expenses of $9.0 million, operating earnings(1) for the quarter were $16.8 million and operating earnings per share(1) was $0.36. The quarterly results represent an increase of $8.1 million, or 92.2%, in operating earnings from the prior quarter. Operating earnings per share of $0.36 for the current quarter increased $0.01, or 2.9%, from the most recent quarter. These first quarter financial results include the full quarter financial results of StellarOne Corporation (“StellarOne”), which the Company acquired on January 1, 2014.

“Our first quarter operating results demonstrate the significant earnings capacity we envisioned the combination of Union and StellarOne would produce as the largest community banking institution headquartered in Virginia,” said G. William Beale, president and chief executive officer of Union First Market Bankshares, “Our merger integration work continues to go well and we are on track for systems conversions and branch consolidations to occur in the second quarter. Our teammates have been working tirelessly to ensure a smooth integration for our customers, and I want to thank them for their commitment during this transition period. I am more excited than ever about the future of Union and our ability to continue to deliver a best-in-class customer experience, offer superior financial services and solutions, provide a rewarding experience for our teammates and generate top-tier financial performance for our shareholders.”

Select highlights for the first quarter include:

•	Operating earnings(1) for the community bank segment, which excludes after-tax acquisition-related expenses of $9.0 million, were $18.2 million, or $0.39 per share.
•	The mortgage segment reported a net loss of $1.4 million, or $0.03 per share.
•	Operating Return on Average Tangible Common Equity(1) (“ROTCE”) was 10.33% for the quarter ended March 31, 2014 compared to operating ROTCE(1) of 9.43% for the fourth quarter of 2013. The operating ROTCE(1) of the community bank segment was 11.44%.
•	Operating Return on Average Assets(1) (“ROA”) was 0.94% for the quarter ended March 31, 2014 compared to operating ROA(1) of 0.85% for the fourth quarter of 2013. The operating ROA(1) of the community bank segment was 1.02%.
•	Operating efficiency ratio(1) declined to 68.4% for the current quarter from 71.6% in the prior quarter. The operating efficiency ratio for the community bank segment was 64.6%.
•	On January 31, 2014, the Company’s Board of Directors authorized a share repurchase program to purchase up to $65.0 million worth of the Company’s common stock on the open market or in privately negotiated transactions. The repurchase program is authorized through December 31, 2015. As of April 17, 2014, approximately 822,000 common shares had been repurchased and approximately $44.3 million remained available under the repurchase program.

(1)For a reconciliation of the non-GAAP measures operating earnings, ROA, ROE, ROTCE, EPS, and efficiency ratio, see “Alternative Performance Measures (non-GAAP)” section of the Key Financial Results.

NET INTEREST INCOME

Tax-equivalent net interest income was $65.7 million, an increase of $25.7 million from the fourth quarter of 2013, a result of a $2.7 billion increase in average interest-earning assets and a $2.2 billion increase in average interest-bearing liabilities from the full quarter impact of the StellarOne acquisition. The first quarter tax-equivalent net interest margin decreased by 13 bps to 4.14% compared to 4.27% in the previous quarter. Core tax-equivalent net interest margin (which excludes the 15 bps impact of acquisition accounting accretion) decreased by 25 basis points from 4.24% in the previous quarter to 3.99%. The decrease in the core tax-equivalent net interest margin was principally due to a decrease in earning asset yields (-26 bps), outpacing the decline in cost of funds (+1 bps). The declines in net interest margin and earning asset yields are primarily driven by the impact of the StellarOne acquisition in the current quarter.

The Company continues to believe that net interest margin will decline modestly over the next several quarters as decreases in earning asset yields are projected to outpace declines in interest-bearing liabilities rates.

The Company’s fully taxable equivalent net interest margin includes the impact of acquisition accounting fair value adjustments. The first quarter 2014 and remaining estimated discount/premium and net accretion impact are reflected in the following table (dollars in thousands):

	Loan Accretion	Certificates of Deposit	Borrowings	Total

For the quarter ended March 31, 2014	$(546)	$2,921	$75	$2,450
For the remaining nine months of 2014	(260)	5,994	226	5,960
For the years ending:
2015	1,737	1,843	175	3,755
2016	2,661	-	271	2,932
2017	3,067	-	170	3,237
2018	2,742	-	(143)	2,599
2019	2,205	-	(286)	1,919
Thereafter	13,521	-	(5,923)	7,598

ASSET QUALITY/LOAN LOSS PROVISION

Overview

During the first quarter, the Company had a net loan recovery and reduced levels of provision when compared to the prior quarter and the same quarter of the prior year. There were declines in several asset quality ratios, including nonperforming assets to total loans, accruing loans past due 90 days or more to total loans, allowance to total loans, and allowance to total loans, adjusted for acquisition accounting, while the coverage ratio of allowance to nonaccrual loans remained high. Levels of nonaccrual loans and other real estate owned (“OREO”) remained stable with only slight increases due to the acquisition of StellarOne. The magnitude of any change in the real estate market and its impact on the Company is still largely dependent upon continued recovery of residential housing and commercial real estate and the pace at which the local economies in the Company’s operating markets improve. All metrics discussed below exclude loans acquired with deteriorated credit quality (“PCI”) aggregating $130.3 million (net of fair value mark).

Nonperforming Assets (“NPAs”)

At March 31, 2014, nonperforming assets totaled $52.5 million, a decline of $6.4 million, or 10.8%, from a year ago and an increase of $3.4 million, or 6.9%, from December 31, 2013. In addition, NPAs as a percentage of total outstanding loans declined 98 basis points from 1.98% a year earlier and decreased 62 basis points from 1.62% last quarter to 1.00% in the current quarter. The following table shows a summary of asset quality balances at the quarter ended (dollars in thousands):

	March 31,	December 31,	September 30,	June 30,	March 31,
	2014	2013	2013	2013	2013
Nonaccrual loans, excluding PCI loans	$17,034	$15,035	$19,941	$27,022	$23,033
Foreclosed properties	35,487	34,116	35,576	35,020	35,100
Real estate investment	-	-	133	133	778
Total nonperforming assets	$52,521	$49,151	$55,650	$62,175	$58,911

The following table shows the activity in nonaccrual loans for the quarter ended (dollars in thousands):

	March 31,	December 31,	September 30,	June 30,	March 31,
	2014	2013	2013	2013	2013
Beginning Balance	$15,035	$19,941	$27,022	$23,033	$26,206
Net customer payments	(959)	(1,908)	(5,574)	(3,196)	(1,715)
Additions	3,674	3,077	3,020	7,934	2,694
Charge-offs	(152)	(4,336)	(1,669)	(476)	(2,262)
Loans returning to accruing status	-	(1,018)	(1,068)	-	(632)
Transfers to OREO	(564)	(721)	(1,790)	(273)	(1,258)
Ending Balance	$17,034	$15,035	$19,941	$27,022	$23,033

Of the $3.7 million in additions to nonaccrual loans in the current quarter, $2.7 million related to the acquisition of Stellar One.

The following table shows the activity in OREO for the quarter ended (dollars in thousands):

	March 31,	December 31,	September 30,	June 30,	March 31,
	2014	2013	2013	2013	2013
Beginning Balance	$34,116	$35,709	$35,153	$35,878	$32,834
Additions	5,404	1,326	2,841	1,768	3,607
Capitalized Improvements	-	101	266	164	30
Valuation Adjustments	(256)	(300)	(491)	-	-
Proceeds from sales	(3,800)	(2,483)	(1,773)	(2,436)	(877)
Gains (losses) from sales	23	(237)	(287)	(221)	284
Ending Balance	$35,487	$34,116	$35,709	$35,153	$35,878

Of the $5.4 million in additions to OREO in the current quarter, $4.3 million related to the acquisition of StellarOne.

Past Due Loans

At March 31, 2014, loans past due 90 days or more and accruing interest totaled $7.2 million, or 0.14%, of total loans, compared to $6.2 million, or 0.21%, a year ago and $6.7 million, or 0.22%, at December 31, 2013.

Charge-offs

For the quarter ended March 31, 2014, net loan recoveries were $772,000, or (0.06%), on an annualized basis, compared to net charge-offs of $2.6 million, or 0.35%, for the same quarter last year and $4.9 million, or 0.65%, for the fourth quarter of 2013. The net recovery in the current quarter largely relates to one recovery of $1.2 million on a commercial loan previously charged off.

Provision

The provision for loan losses for the current quarter was $0, a decrease of $2.1 million from the same quarter a year ago and a decrease of $1.2 million from the previous quarter. The decrease in provision for loan losses in the current quarter compared to the prior periods is driven by improving asset quality, the impact of lower historical loss factors, and the current quarter’s net loan recovery.

Allowance for Loan Losses

The allowance for loan losses (“ALL”) increased $772,000 from December 31, 2013 to $30.9 million at March 31, 2014. The ALL as a percentage of the total loan portfolio, adjusted for purchase accounting (non-GAAP), was 1.07% at March 31, 2014, a decrease from 1.32% at March 31, 2013 and 1.10% from the prior quarter. The allowance for loan losses as a percentage of the total loan portfolio was 0.59% at March 31, 2014, 1.16% at March 31, 2013, and 0.99% at December 31, 2013. The decrease in the allowance-related ratios was primarily attributable to improving credit quality metrics and the acquisition of StellarOne. In acquisition accounting, there is no carryover of previously established allowance for loan losses.

The nonaccrual loan coverage ratio was 181.4% at March 31, 2014, compared to 149.4% from the same quarter last year and 200.4% at December 31, 2013. The current level of the allowance for loan losses reflects specific reserves related to nonperforming loans, current risk ratings on loans, net charge-off activity, loan growth, delinquency trends, and other credit risk factors that the Company considers important in assessing the adequacy of the allowance for loan losses.

NONINTEREST INCOME

Noninterest income increased $5.8 million, or 69.5%, to $14.2 million from $8.4 million in the prior quarter. The significant majority of this increase is in customer related noninterest income (services charges on deposit accounts, debit card interchange income, and income from wealth management services) and is due to the acquisition of StellarOne that occurred on January 1, 2014. Gains on sales of mortgage loans, net of commissions, increased $978,000, or 74.1%, from the prior quarter primarily related to increased margins, lower indemnifications charges, and the inclusion of StellarOne’s mortgage unit results in the current quarter, partially offset by declines in mortgage loan originations. Mortgage loan originations decreased by $7.1 million, or 4.6%, in the current quarter to $149.1 million from $156.2 million in the fourth quarter of 2013. Originations from Union’s legacy mortgage segment declined $40.3 million, or 25.8%, from the prior quarter which was partially offset by the addition of StellarOne’s mortgage operation. Of the loan originations in the current quarter, 30.4% were refinances, which was consistent with the prior quarter.

NONINTEREST EXPENSE

Noninterest expense increased $32.4 million, or 91.5%, to $67.8 million from $35.4 million when compared to the prior quarter. Excluding acquisition-related costs, which were $13.2 million and $739,000 in the current and previous quarters, respectively, noninterest expense increased $20.0 million, or 57.7%, compared to the prior quarter. The increase in noninterest expense during the first quarter of 2014 is primarily related to the acquisition of StellarOne. The Company’s operating efficiency ratio declined to 68.4% from 71.6% in the prior quarter.

BALANCE SHEET

At March 31, 2014, total assets were $7.3 billion, an increase of $3.1 billion from December 31, 2013 reflecting the impact of the StellarOne acquisition.

On January 1, 2014 the Company acquired StellarOne. Below is a summary of the transaction and related impact on the Company’s balance sheet:

•	The fair value of assets acquired equaled $2.959 billion and the fair value of liabilities assumed equaled $2.647 billion.
•	Total goodwill arising from the transaction equaled $237.5 million.
•	Gross loans acquired equaled $2.283 billion with a fair value of $2.239 billion.
•	Total deposits acquired equaled $2.469 billion with a fair value of $2.480 billion.

At March 31, 2014 loans net of unearned income were $5.3 billion, an increase of $2.3 billion from December 31, 2013. On a proforma basis, including StellarOne loan balances, period end loans balances were flat when compared to December 31, 2013 while average loans grew approximately $41.7 million, or 3.2% (annualized), to $5.3 billion since January 1, 2014. At March 31, 2014, total deposits were $5.7 billion, an increase of $2.4 billion from December 31, 2013. On a proforma basis, including StellarOne deposit balances, average deposits declined $54.5 million, or 3.8% (annualized) to $5.6 billion since January 1, 2014. The decline in average deposits was driven by a decline in average time deposits partially offset by an increase in average money market balances.

The Company’s capital ratios continued to be considered “well capitalized” for regulatory purposes. The Company’s estimated ratios of total capital to risk-weighted assets and Tier 1 capital to risk-weighted assets as of March 31, 2014 were 13.69% and 13.02%, respectively. As of December 31, 2013, the Company’s ratio of total capital to risk-weighted assets and Tier 1 capital to risk-weighted assets were 14.17% and 13.05%, respectively. The Company’s common equity to asset ratios at March 31, 2014 and December 31, 2013 were 13.47% and 10.49%, respectively, while its tangible common equity to tangible assets ratio was 9.29% and 8.94% at March 31, 2014 and December 31, 2013, respectively.

COMMUNITY BANK SEGMENT INFORMATION

The community bank segment reported net income of $9.2 million for first quarter, and includes the full-quarter impact of the StellarOne acquisition. Excluding after-tax acquisition-related expenses of $9.0 million, operating earnings increased $7.6 million from the prior quarter to $18.2 million. As previously discussed, the provision for loan losses declined $1.2 million from the prior quarter due to continued improvements in asset quality and a large recovery of a loan that was previously charged-off. Net interest income was $63.5 million, an increase of $25.2 million from the fourth quarter of 2013. The increase in net interest income was driven by the StellarOne acquisition.

Noninterest income increased $4.8 million from $7.2 million in the prior quarter to $12.1 million. The significant majority of this increase is in customer related noninterest income (services charges on deposit accounts, debit card interchange income, and income from wealth management services) and is due to the previously discussed acquisition of StellarOne. Noninterest expense increased $32.2 million from $31.0 million to $63.2 million. Excluding acquisition-related costs of $13.2 million, noninterest expense increased $19.8 million, or 65.4%, compared to the prior quarter. The increase in noninterest expense is largely related to the acquisition of StellarOne. The community banking segment’s operating efficiency ratio was 64.6% compared to 64.5% in the prior quarter.

MORTGAGE SEGMENT INFORMATION

The mortgage segment reported a net loss of $1.4 million for the first quarter as elevated expense levels resulting from excess loan origination processing capacity, restructuring charges, and project related costs outpaced revenue generated by seasonally low mortgage loan origination volumes.  The net loss declined by $0.5 million from the prior quarter as gains on sales of mortgage loans, net of commissions, increased $978,000, or 74.1%, primarily related to lower indemnification charges, increased net gain on sale margins and the inclusion of StellarOne’s mortgage unit in the current quarter.  The positive impact of these items was partially offset by declines in mortgage loan originations from the prior quarter.  Mortgage loan originations decreased by $7.1 million, or 4.6%, in the current quarter to $149.1 million from $156.2 million in the fourth quarter of 2013, inclusive of the StellarOne mortgage unit in the current quarter.  Originations from Union’s legacy mortgage segment declined $40.3 million, or 25.8%, from the prior quarter reflective of sluggish seasonal demand for mortgage financing.  Of the originations in the current quarter, 30.4% were refinances, which was consistent with the prior quarter.  On a linked quarter basis, the mortgage segment incurred higher noninterest expenses due to the inclusion of the StellarOne mortgage unit in the current quarter.  Noninterest expenses incurred by Union’s legacy mortgage segment declined from the prior quarter as a result of its efforts to recalibrate its cost structure to align with lower mortgage origination levels.

* * * * * * *

ABOUT UNION FIRST MARKET BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union First Market Bankshares Corporation (NASDAQ: UBSH) is the holding company for Union First Market Bank, which has 90 branches and more than 150 ATMs throughout Virginia and StellarOne Bank, which has 54 branches and more than 60 ATMs throughout Virginia as well as trust and wealth management services.  Non-bank affiliates of the holding company include: Union Investment Services, Inc., which provides full brokerage services; Union Mortgage Group, Inc., which provides a full line of mortgage products; and Union Insurance Group, LLC, which offers various lines of insurance products.

Additional information on the Company is available at http://investors.bankatunion.com

Union First Market Bankshares Corporation will hold a conference call on Tuesday, April 22, at 9:00 a.m. Eastern Time when management will review earnings and performance trends. Callers wishing to participate may call toll-free by dialing (877) 668-4908. The conference ID number is 27512120. Participants can also listen to the live audio webcast by registering at https://engage.vevent.com/rt/unionfirstmarketbank~042214 and through the investor relations section of the Company’s website at http://investors.bankatunion.com. A replay archive of the conference call will be available beginning April 22 at the same URL, https://engage.vevent.com/rt/unionfirstmarketbank~042214 and will be available for 90 days after April 22.

NON-GAAP MEASURES

In reporting the results of March 31, 2014, the Company has provided supplemental performance measures on an operating or tangible basis. Operating measures exclude acquisition costs unrelated to the Company’s normal operations. The Company believes these measures are useful to investors as they exclude non-operating adjustments resulting from acquisition activity and allow investors to see the combined economic results of the organization. Tangible common equity is used in the calculation of certain capital and per share ratios. The Company believes tangible common equity and the related ratios are meaningful measures of capital adequacy because they provide a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses.

These measures are a supplement to GAAP used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measures may not be comparable to non-GAAP measures of other companies.

FORWARD-LOOKING STATEMENTS

Certain statements in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about future events or results or otherwise and are not statements of historical fact.  Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” or words of similar meaning or other statements concerning opinions or judgment of the Company and its management about future events.  Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of the Company will not differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements.  Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic and bank industry conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, stock and bond markets, accounting standards or interpretations of existing standards, mergers and acquisitions, technology, and consumer spending and savings habits.  More information is available on the Company’s website, http://investors.bankatunion.com and on the SEC’s website, www.sec.gov. The information on the Company’s website is not a part of this press release. The Company does not intend or assume any obligation to update or revise any forward-looking statements that may be made from time to time by or on behalf of the Company.

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES
KEY FINANCIAL RESULTS
(in thousands, except share data)
	Three Months Ended
	03/31/14	12/31/13	03/31/13
Results of Operations
Interest and dividend income	$68,208	$43,315	$43,285
Interest expense	4,450	4,702	5,532
Net interest income	63,758	38,613	37,753
Provision for loan losses	-	1,206	2,050
Net interest income after provision for loan losses	63,758	37,407	35,703
Noninterest income	14,200	8,379	9,835
Noninterest expenses	67,781	35,375	33,501
Income before income taxes	10,177	10,411	12,037
Income tax expense	2,362	2,306	3,054
Net income	$7,815	$8,105	$8,983

Interest earned on earning assets (FTE)	70,154	44,702	44,543
Net interest income (FTE)	65,704	40,000	39,011
Core deposit intangible amortization	2,616	919	1,036

Net income - community bank segment	$9,195	$10,002	$8,806
Net income - mortgage segment	(1,380)	(1,897)	177

Key Ratios
Earnings per common share, diluted	$0.17	$0.32	$0.36
Return on average assets (ROA)	0.44%	0.79%	0.90%
Return on average equity (ROE)	3.18%	7.30%	8.32%
Return on average tangible common equity (ROTCE)	4.80%	8.73%	10.03%
Efficiency ratio (FTE)	84.83%	73.12%	68.58%
Efficiency ratio - community bank segment (FTE)	81.56%	66.02%	66.26%
Efficiency ratio - mortgage bank segment (FTE)	186.04%	288.43%	93.25%
Net interest margin (FTE)	4.14%	4.27%	4.23%
Net interest margin, core (FTE) (1)	3.99%	4.24%	4.18%
Yields on earning assets (FTE)	4.42%	4.77%	4.84%
Cost of interest-bearing liabilities (FTE)	0.34%	0.64%	0.76%
Cost of funds	0.28%	0.50%	0.61%

Key operating Ratios - excluding merger costs (non-GAAP) (3)
Consolidated
Operating net income	$16,831	$8,756	$8,983
Operating diluted earnings per share	$0.36	$0.35	$0.36
Operating return on average assets	0.94%	0.85%	0.90%
Operating return on average equity	6.84%	7.89%	8.32%
Operating return on average tangible common equity	10.33%	9.43%	10.03%
Operating efficiency ratio (FTE)	68.35%	71.59%	68.58%

Community Bank Segment
Operating net income	$18,211	$10,653	$8,806
Operating diluted earnings per share	$0.39	$0.43	$0.35
Operating return on average assets	1.02%	1.04%	0.89%
Operating return on average equity	7.52%	9.79%	8.33%
Operating return on average tangible common equity	11.44%	11.74%	10.08%
Operating efficiency ratio (FTE)	64.57%	64.45%	66.26%

	Three Months Ended
	03/31/14	12/31/13	03/31/13

Capital Ratios
Tier 1 risk-based capital ratio (5)	13.02%	13.05%	13.02%
Total risk-based capital ratio (5)	13.69%	14.17%	14.44%
Leverage ratio (Tier 1 capital to average assets) (5)	10.67%	10.70%	10.21%
Common equity to total assets	13.47%	10.49%	10.63%
Tangible common equity to tangible assets	9.29%	8.94%	8.97%

Per Share Data
Earnings per common share, basic	$0.17	$0.32	$0.36
Earnings per common share, diluted	0.17	0.32	0.36
Cash dividends paid per common share	0.14	0.14	0.13
Market value per share	25.42	24.81	19.56
Book value per common share	21.15	17.56	17.43
Tangible book value per common share	13.92	14.69	14.43
Price to earnings ratio, diluted	36.87	19.54	13.40
Price to book value per common share ratio	1.20	1.41	1.12
Price to tangible common share ratio	1.83	1.69	1.36
Weighted average common shares outstanding, basic	46,977,416	24,939,360	25,063,426
Weighted average common shares outstanding, diluted	47,080,661	25,028,760	25,138,003
Common shares outstanding at end of period	46,677,821	24,976,434	24,859,729

Financial Condition
Assets	$7,294,637	$4,176,571	$4,051,135
Loans, net of unearned income	5,274,198	3,039,368	2,973,547
Earning Assets	6,469,151	3,802,870	3,726,703
Goodwill	296,876	59,400	59,400
Core deposit intangibles, net	38,935	11,980	14,742
Deposits	5,686,131	3,236,842	3,311,749
Stockholders' equity	982,513	438,239	430,773
Tangible common equity	646,702	366,859	356,631

Averages
Assets	$7,249,746	$4,075,443	$4,057,156
Loans, net of unearned income	5,279,924	3,004,186	2,965,918
Loans held for sale	49,767	50,819	156,766
Securities	1,076,479	650,351	600,262
Earning assets	6,432,326	3,715,003	3,735,926
Deposits	5,645,961	3,232,688	3,284,435
Certificates of deposit	1,463,076	892,164	1,041,903
Interest-bearing deposits	4,686,438	2,536,769	2,654,918
Borrowings	549,663	363,889	301,343
Interest-bearing liabilities	5,236,101	2,900,658	2,956,261
Stockholders' equity	997,868	440,344	437,981
Tangible common equity	660,543	368,523	363,355

	Three Months Ended
	03/31/14	12/31/13	03/31/13
Asset Quality
Allowance for Loan Losses (ALL)
Beginning balance	$30,135	$33,877	$34,916
Add: Recoveries	1,659	889	834
Less: Charge-offs	887	5,837	3,385
Add: Provision for loan losses	-	1,206	2,050
Ending balance	$30,907	$30,135	$34,415

ALL / total outstanding loans	0.59%	0.99%	1.16%
ALL / total outstanding loans, adjusted for purchase accounting (2)	1.07%	1.10%	1.32%
Net charge-offs / total outstanding loans	-0.06%	0.65%	0.35%
Provision / total outstanding loans	0.00%	0.16%	0.28%
Nonperforming Assets
Commercial	$12,591	$12,031	$18,456
Consumer	4,443	3,004	4,577
Nonaccrual loans	17,034	15,035	23,033

Other real estate owned	35,487	34,116	35,878
Total nonperforming assets (NPAs)	52,521	49,151	58,911

Commercial	3,485	3,087	2,105
Consumer	3,720	3,659	4,082
Loans ≥ 90 days and still accruing	7,205	6,746	6,187

Total nonperforming assets and loans ≥ 90 days	$59,726	$55,897	$65,098
NPAs / total outstanding loans	1.00%	1.62%	1.98%
NPAs / total assets	0.72%	1.18%	1.45%
ALL / nonperforming loans	181.44%	200.43%	149.42%
ALL / nonperforming assets	58.85%	61.31%	58.42%

Past Due Detail
Commercial	$2,599	$1,017	$1,844
Consumer	4,511	2,330	2,650
Loans 60-89 days past due	$7,110	$3,347	$4,494
Commercial	$13,566	$3,839	$4,173
Consumer	23,017	12,592	9,890
Loans 30-59 days past due	$36,583	$16,431	$14,063
Commercial	$114,834	$2,732	$3,078
Consumer	15,488	890	941
Purchased impaired	$130,322	$3,622	$4,019

Mortgage Origination Volume
Refinance Volume	$45,322	$47,887	$141,248
Construction Volume	32,103	25,248	26,188
Purchase Volume	71,635	83,043	100,725
Total Mortgage loan originations	$149,060	$156,178	$268,161
% of originations that are refinances	30.41%	30.70%	52.70%

Other Data
End of period full-time employees	1,628	1,024	1,028
Number of full-service branches	144	90	90
Number of full automatic transaction machines (ATMs)	210	154	156

	Three Months Ended
	03/31/14	12/31/13	03/31/13
Alternative Performance Measures (non-GAAP)
Operating Earnings (non-GAAP) (3)
Net Income (GAAP)	$7,815	$8,105	$8,983
Plus: Merger and conversion related expense, after tax	9,016	651	-
Net operating earnings (loss) (non-GAAP)	$16,831	$8,756	$8,983

Operating earnings per share - Basic	$0.36	$0.35	$0.36
Operating earnings per share - Diluted	0.36	0.35	0.36

Operating ROA	0.94%	0.85%	0.90%
Operating ROE	6.84%	7.89%	8.32%
Operating ROTCE	10.33%	9.43%	10.03%

Community Bank Segment Operating Earnings (non-GAAP) (3)
Net Income (GAAP)	$9,195	$10,002	$8,806
Plus: Merger and conversion related expense, after tax	9,016	651	-
Net operating earnings (loss) (non-GAAP)	$18,211	$10,653	$8,806

Operating earnings per share - Basic	$0.39	$0.43	$0.35
Operating earnings per share - Diluted	0.39	0.43	0.35

Operating ROA	1.02%	1.04%	0.89%
Operating ROE	7.52%	9.79%	8.33%
Operating ROTCE	11.44%	11.74%	10.08%

Operating Efficiency Ratio FTE (non-GAAP) (3)
Net Interest Income (GAAP)	$63,758	$38,613	$37,753
FTE adjustment	1,946	1,387	1,258
Net Interest Income (FTE)	$65,704	40,000	39,011
Noninterest Income (GAAP)	14,200	8,379	9,835
Noninterest Expense (GAAP)	$67,781	$35,375	$33,501
Merger and conversion related expense	13,168	739	-
Noninterest Expense (Non-GAAP)	$54,613	$34,636	$33,501

Operating Efficiency Ratio FTE (non-GAAP)	68.35%	71.59%	68.58%

Community Bank Segment Operating Efficiency Ratio FTE (non-GAAP) (3)
Net Interest Income (GAAP)	$63,526	$38,363	$37,188
FTE adjustment	1,947	1,387	1,258
Net Interest Income (FTE)	$65,473	39,750	38,446
Noninterest Income (GAAP)	12,071	7,226	6,146
Noninterest Expense (GAAP)	$63,242	$31,014	$29,544
Merger and conversion related expense	13,168	739	-
Noninterest Expense (Non-GAAP)	$50,074	$30,275	$29,544

Operating Efficiency Ratio FTE (non-GAAP)	64.57%	64.45%	66.26%

Tangible Common Equity (4)
Ending equity	$982,513	$438,239	$430,773
Less: Ending goodwill	296,876	59,400	59,400
Less: Ending core deposit intangibles	38,935	11,980	14,742
Ending tangible common equity	$646,702	$366,859	$356,631

Average equity	$997,868	$440,344	$437,981
Less: Average trademark intangible	-	-	5
Less: Average goodwill	296,876	59,400	59,400
Less: Average core deposit intangibles	40,449	12,421	15,221
Average tangible common equity	$660,543	$368,523	$363,355

	Three Months Ended
	03/31/14	12/31/13	03/31/13
ALL to loans, adjusted for purchase accounting (non-GAAP)(2)
Allowance for loan losses	$30,907	$30,135	$34,415
Remaining credit mark on purchased performing loans	25,756	3,341	4,771
Adjusted allowance for loan losses	56,663	33,476	39,186

Loans, net of unearned income	5,274,198	3,039,368	2,973,547
Remaining credit mark on purchased performing loans	25,756	3,341	4,771
Adjusted loans, net of unearned income	$5,299,954	$3,042,709	$2,978,318

ALL / gross loans, adjusted for purchase accounting	1.07%	1.10%	1.32%

(1) The core net interest margin, fully taxable equivalent (“FTE”) excludes the impact of acquisition accounting accretion and amortization adjustments in net interest income.

2) The allowance for loan losses, adjusted for purchase accounting (non-GAAP) ratio includes an adjustment for the credit mark on purchased performing loans. The purchased performing loans are reported net of the related credit mark in loans, net of unearned income, on the balance sheet; therefore, the credit mark is added back to the balance to represent the total loan portfolio. The adjusted allowance for loan losses, including the credit mark, represents the total reserve on the Company’s loan portfolio. GAAP requires the acquired allowance for loan losses not be carried over in an acquisition or merger.  The Company believes the presentation of the allowance for loan losses, adjusted for purchase accounting ratio is useful to investors because the acquired loans were purchased at a market discount with no allowance for loan losses carried over to the Company and the credit mark on the purchased performing loans represents the allowance associated with those purchased loans.  The Company believes that this measure is a better reflection of the reserves on the Company’s loan portfolio.

(3) The Company has provided supplemental performance measures which the Company believes may be useful to investors as they exclude non-operating adjustments resulting from acquisition and allow investors to see the combined economic results of the organization. These measures are a supplement to GAAP used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measures may not be comparable to non-GAAP measures of other companies.

(4) Tangible common equity is used in the calculation of certain capital and per share ratios. The Company believes tangible common equity and the related ratios are meaningful measures of capital adequacy because they provide a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses.

(5) March 31, 2014 ratios are estimates and subject to change pending the filing of the FR Y9-C. All other periods presented as filed.

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)
	March 31,	December 31,	March 31,
	2014	2013	2013
ASSETS	(Unaudited)	(Audited)	(Unaudited)
Cash and cash equivalents:
Cash and due from banks	$117,189	$66,090	$52,017
Interest-bearing deposits in other banks	24,541	6,781	24,715
Money market investments	1	1	1
Federal funds sold	519	151	160
Total cash and cash equivalents	142,250	73,023	76,893

Securities available for sale, at fair value	1,078,699	677,348	583,217
Restricted stock, at cost	42,441	26,036	17,956

Loans held for sale	48,753	53,185	127,106

Loans, net of unearned income	5,274,198	3,039,368	2,973,547
Less allowance for loan losses	30,907	30,135	34,415
Net loans	5,243,291	3,009,233	2,939,132

Bank premises and equipment, net	151,840	82,815	83,366
Other real estate owned, net of valuation allowance	35,487	34,116	35,878
Core deposit intangibles, net	38,935	11,980	14,742
Goodwill	296,876	59,400	59,400
Other assets	216,065	149,435	113,445
Total assets	$7,294,637	$4,176,571	$4,051,135

LIABILITIES
Noninterest-bearing demand deposits	1,018,663	691,674	665,992
Interest-bearing deposits:
NOW accounts	1,256,910	498,068	459,117
Money market accounts	1,414,918	940,215	945,273
Savings accounts	559,299	235,034	225,543
Time deposits of $100,000 and over	608,753	427,597	507,972
Other time deposits	827,588	444,254	507,852
Total interest-bearing deposits	4,667,468	2,545,168	2,645,757
Total deposits	5,686,131	3,236,842	3,311,749

Securities sold under agreements to repurchase	57,681	52,455	72,047
Other short-term borrowings	216,600	211,500	-
Trust preferred capital notes	93,301	60,310	60,310
Long-term borrowings	205,116	139,049	137,364
Other liabilities	53,295	38,176	38,892
Total liabilities	6,312,124	3,738,332	3,620,362

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, $1.33 par value, shares authorized 100,000,000, 36,000,000, and 36,000,000, respectively; issued and outstanding, 46,677,821 shares, 24,976,434 shares, and 24,859,729 shares, respectively.	61,780	33,020	32,869
Surplus	678,143	170,770	168,304
Retained earnings	237,864	236,639	221,330
Accumulated other comprehensive (loss) income	4,726	(2,190)	8,270
Total stockholders' equity	982,513	438,239	430,773

Total liabilities and stockholders' equity	$7,294,637	$4,176,571	$4,051,135

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)

	Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
	(Unaudited)	(Unaudited)	(Unaudited)
Interest and dividend income:
Interest and fees on loans	$61,269	$38,741	$39,224
Interest on deposits in other banks	12	3	5
Interest and dividends on securities:
Taxable	3,648	2,345	2,069
Nontaxable	3,279	2,226	1,987
Total interest and dividend income	68,208	43,315	43,285

Interest expense:
Interest on deposits	2,256	3,064	3,962
Interest on federal funds purchased	24	27	15
Interest on short-term borrowings	119	95	54
Interest on long-term borrowings	2,051	1,516	1,501
Total interest expense	4,450	4,702	5,532

Net interest income	63,758	38,613	37,753
Provision for loan losses	-	1,206	2,050
Net interest income after provision for loan losses	63,758	37,407	35,703

Noninterest income:
Service charges on deposit accounts	4,298	2,399	2,272
Other service charges, commissions and fees	4,671	3,096	2,807
Gains (losses) on securities transactions, net	29	(26)	(11)
Gains on sales of mortgage loans, net of commissions	2,297	1,319	3,852
Gains (losses) on sales of bank premises	(233)	(3)	(296)
Other operating income	3,138	1,594	1,211
Total noninterest income	14,200	8,379	9,835

Noninterest expenses:
Salaries and benefits	29,626	17,076	17,966
Occupancy expenses	5,180	3,105	2,855
Furniture and equipment expenses	2,868	1,633	1,845
Communications expense	1,098	611	696
Technology and data processing	3,074	1,975	1,744
Professional services	1,055	1,237	725
Marketing and advertising expense	1,065	1,135	1,052
FDIC assessment premiums and other insurance	1,393	805	790
OREO and credit-related expenses	1,451	1,721	574
Amortization of intangible assets	2,616	919	1,069
Acquisition and conversion costs	13,168	739	-
Other expenses	5,187	4,419	4,185
Total noninterest expenses	67,781	35,375	33,501

Income before income taxes	10,177	10,411	12,037
Income tax expense	2,362	2,306	3,054
Net income	$7,815	$8,105	$8,983
Earnings per common share, basic	$0.17	$0.32	$0.36
Earnings per common share, diluted	$0.17	$0.32	$0.36

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES
SEGMENT FINANCIAL INFORMATION
(Dollars in thousands)
	Community Bank	Mortgage	Eliminations	Consolidated
Three Months Ended March 31, 2014
Net interest income	$63,526	$232	$-	$63,758
Provision for loan losses	-	-	-	-
Net interest income after provision for loan losses	63,526	232	-	63,758
Noninterest income	12,071	2,300	(171)	14,200
Noninterest expenses	63,242	4,710	(171)	67,781
Income before income taxes	12,355	(2,178)	-	10,177
Income tax expense	3,160	(798)	-	2,362
Net income	$9,195	$(1,380)	$-	$7,815
Plus: Merger and conversion related expense, after tax	9,016	-	-	9,016
Net operating earnings (loss) (non-GAAP)	$18,211	$(1,380)	$-	$16,831
Total assets	$7,282,443	$57,705	$(45,511)	$7,294,637

Three Months Ended March 31, 2013
Net interest income	$37,188	$565	$-	$37,753
Provision for loan losses	2,050	-	-	2,050
Net interest income after provision for loan losses	35,138	565	-	35,703
Noninterest income	6,146	3,856	(167)	9,835
Noninterest expenses	29,544	4,124	(167)	33,501
Income before income taxes	11,740	297	-	12,037
Income tax expense	2,934	120	-	3,054
Net income	$8,806	$177	$-	$8,983
Total assets	$4,031,302	$136,238	$(116,405)	$4,051,135

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the quarter ended
	March 31, 2014			December 31, 2013
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$683,620	$3,648	2.16%	$411,927	$2,345	2.26%
Tax-exempt	392,859	5,044	5.21%	238,424	3,424	5.70%
Total securities (2)	1,076,479	8,692	3.27%	650,351	5,769	3.52%
Loans, net (3) (4)	5,279,924	61,033	4.69%	3,004,186	38,455	5.08%
Loans held for sale	49,767	417	3.40%	50,819	475	3.71%
Federal funds sold	268	-	0.17%	298	-	0.17%
Money market investments	1	-	0.00%	1	-	0.00%
Interest-bearing deposits in other banks	25,887	12	0.19%	9,348	3	0.13%
Total earning assets	6,432,326	70,154	4.42%	3,715,003	44,702	4.77%
Allowance for loan losses	(30,925)			(33,435)
Total non-earning assets	848,345			393,875
Total assets	$7,249,746			$4,075,443

Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Checking	$1,252,927	225	0.07%	$481,152	93	0.08%
Money market savings	1,421,558	913	0.26%	929,816	547	0.23%
Regular savings	548,877	247	0.18%	233,637	180	0.31%
Time deposits (5)	1,463,076	871	0.24%	892,164	2,244	1.02%
Total interest-bearing deposits	4,686,438	2,256	0.20%	2,536,769	3,064	0.48%
Other borrowings (6)	549,663	2,194	1.62%	363,889	1,638	1.79%
Total interest-bearing liabilities	5,236,101	4,450	0.34%	2,900,658	4,702	0.64%

Noninterest-bearing liabilities:
Demand deposits	959,523			695,919
Other liabilities	56,254			38,522
Total liabilities	6,251,878			3,635,099
Stockholders' equity	997,868			440,344
Total liabilities and stockholders' equity	$7,249,746			$4,075,443

Net interest income		$65,704			$40,000

Interest rate spread (7)			4.08%			4.13%
Interest expense as a percent of average earning assets	0.28%			0.50%
Net interest margin (8)			4.14%			4.27%

(1) Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(2) Interest income on securities includes $0 for the three months ended March 31, 2014 and December 31, 2013, respectively, in accretion of the fair market value adjustments.
(3) Nonaccrual loans are included in average loans outstanding.
(4) Interest income on loans includes $546 thousand and $495 thousand for the three month periods ended March 31, 2104 and December 31, 2013 in accretion of the fair market value adjustments related to the acquisitions.
(5) Interest expense on certificates of deposits includes $2.9 million and $2 thousand for the three month periods ended March 31, 2014 and December 31, 2013, respectively, in accretion of the fair market value adjustments related to the acquisitions.
(6) Interest expense on borrowings includes $75 thousand and $122 thousand for the three month periods ended March 31, 2014, and December 31, 2013, respectively, in amortization of the fair market value adjustments related to acquisitions.
(7) Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.
(8) Core net interest margin excludes purchase accounting adjustments and was 3.99% and 4.24% for the three months ended March 31, 2014 and December 31, 2013.